Age Verified premium moves to $25 per head	Base and Market grids worked as designed

USPB Increases
AV Premium

Increase is effective for cattle harvested October 16

Citing encouraging demand for our age verified (AV) beef by Japanese customers, U.S. Premium Beef CEO Steve Hunt announced that "we are increasing our AV premium to $25 per head, up from $10 per head, for qualified cattle delivered to USPB effective with deliveries beginning on October 16.

"As anticipated, it is taking time for the Japanese market to recover," Hunt explained. "However, more Japanese consumers have shown a desire to buy our products as more customers have offered U.S. beef in their meatcases and on their restaurant menus."

As has always been the case, USPB's age verified premium will fluctuate with market conditions. Eligible cattle must be shipped from a feedyard that is an approved supplier of a USDA certified supplier program. USPB members wanting to deliver age verified cattle for the Japanese market should call our offices at 866-877-2525 for more information.♦

Georgia Case-Ready
Expansion Complete

A $4.5 million expansion of our Moultrie, GA, case-ready processing facility was completed last month. The 18,000 square foot expansion took about a year to complete and made the plant size 120,000 square feet. This is the fifth expansion since the facility was opened in 2001.

In addition, the expansion created 110 jobs taking the total work force at this facility to approximately 575 employees. The Moultrie plant now processes more than 1.2 million pounds of beef per week primarily for six Wal-Mart distribution centers and more than 500 Wal-Mart Supercenters in six southeastern states.♦

Comparing the Grids:
A Look at Fiscal '06 Results

By Brian Bertelsen, Director of Field Operations

Fiscal year 2006 was the first full year USPB offered its members a choice between the Base and Market grids. The table below summarizes cattle performance on both grids during the fiscal year. All cattle receiving a Natural premium have been excluded from these results.

There are many minor differences between the two grids, but in general, the Market grid offers more reward for leaner yield grades. It is

                   .continued on page 4

Reproduction of any part of this newsletter is expressly forbidden without written permission by U.S. Premium Beef.

U.S. Premium Beef, LLC Annual Meeting

See You in Wichita	Schedule

Fiscal year 2006 marked the tenth year since U.S. Premium Beef was formed on July 1, 1996. It is a significant milestone in our company's development -one our unitholders, members and staff can all be proud of.

On November 29, you will have an opportunity to reflect with us on the successes of this first decade and to look to the future as our company continues to adapt and grow in this dynamic industry.

While fiscal year 2006 was again a demanding year in the U.S. beef processing sector, USPB was able to make progress in its mission to be "a global supplier of high quality value-added beef products responsive to consumer desires."

Perhaps the most visible sign of our progress this fi scal year was the purchase of Brawley Beef in June. As you know, we believe the addition of this California processing facility is an excellent fit for our company which will provide numerous advantages to our producer owners and our consumers alike. In August, we announced the purchase of Vintage Foods LP, which produces and markets natural beef products on the West Coast. This acquisition, combined with our introduction of the NatureSource™ Natural Angus Beef product line last spring, has allowed our company to better serve this expanding consumer market.

These acquisitions put USPB in a solid position to compete in the U.S. beef processing industry. However, it is our company's ability to operate our plants efficiently and to add value to more of the beef products in the wholesale marketplace that accounted for much of our success in fiscal year 2006. Our processing company, National Beef remains the nation's fourth largest beef processor, with over $4 billion in annual sales and 14% market share of the U.S. fed beef processing business. The factors that helped our company succeed in the past, along with the re-emergence of international markets for U.S. beef, give us encouragement for fiscal year 2007 and beyond.

I encourage you to help us celebrate our fi rst successful decade by attending our annual meeting on November 29. I'm confident you will go home with a better understanding of your company. I look forward to seeing you in Wichita.

   *All meetings are at Century II Convention Center, 225 W. Douglas St., Wichita, KS

Driving Directions to USPB Annual Meeting Location: Century II Convention Center

From the North or South:

Take I-135 to US Highway 54/E. Kellogg St. Go west on E. Kellogg (US Highway 54) to S. Broadway St. Turn north and go to E. William St. Turn west to Century II.

From the East or West:

Take Kellogg St. (US Highway 54) to S. Broadway St. Turn north and go to E. William St. Turn west to Century II.

U.S. Premium Beef, LLC
Annual Meeting Pre-Registration

November 29, 2006
Century II Convention Center, 225 W. Douglas St., Wichita, KS

Please complete and fax or mail to the USPB office by November 10, 2006.

PLEASE PRINT CLEARLY

Member Name:

Name for Name Badge:

Address:

City, State Zip:

Phone:	E-Mail Address:

Events:	Additional Registrations:
LLC Structure Overview (Unitholder Only Meeting) 3:00 p.m. Number of people attending	(This meeting is exclusive to USPB mem bers, family members and employees.)
Dinner & National Beef Presentation 6:00 p.m. Number of people attending	Name:
Name Badge:
Relationship to USPB Member:
USPB Business Meeting 7:30 p.m. Number of people attending	Name:
Name Badge:
Relationship to USPB Member:

Please complete form and return to:
U.S. Premium Beef, P.O. Box 20103, Kansas City, MO 64195
(866) 877-2525 phone • (816) 713-8810 fax

Comparing the Grids. continued from page 1

The Base grid is an excellent tool which enables members to feed cattle to maximize their genetic potential for marbling to produce more pounds of higher quality beef. The Market grid has opened up a new alternative for members to deliver different cattle types, such as crossbreds that can generate value in areas such as yield and yield grade, resulting in more total revenue than the average cash price. If you have questions about which USPB grid to market your cattle on to capture the most income, please call our office at 866-8772525 and we will generate a side-by-side comparison of the grids for you.♦

Choice/Select Spread Softens

The USDA Choice/Select spread continued to weaken last month. This was contra-seasonal to the historical movement of premiums paid for Choice product.♦

also based on the Kansas, Texas and Oklahoma market. Grid inputs for USDA cash price, the non-grid plant average yield, and the plant average quality grades of National Beef non-grid cattle purchased in that region are used on the Market grid. The Base grid uses a cash price and plant average yield from non-grid cattle bought in Kansas only and a fixed threshold of 50% Choice or better.

Typically, these grid differences create the opportunity for crossbred cattle to be rewarded for their strengths of yield and cutability when delivered on the Market grid. Conversely, it allows members to deliver cattle with more English breeding on the Base grid which has a lower penalty for Yield Grade 4 and 5 carcasses. This allows members to feed cattle to maximize marbling and produce more total pounds.

During fiscal year 2006, 27.1% of all USPB cattle were delivered on the Market grid. This was a signifi cant increase compared to 13.6% during the period after its introduction in fiscal year 2005. Part of this increase was due to market conditions that made the Market grid more attractive, especially later in the fiscal year when the non-grid plant average grades were low and Choice/Select spreads were unusually high. This provided an opportunity for more total quality grade premium. As a result, members delivered more black cattle and more heifers on the Market grid than last year.

This year, Market grid cattle included more heavy crossbred heifers compared to those delivered on the Base grid. Generally, Market grid cattle yielded higher, had lower quality grades and leaner yield grades with less total outweight cattle. Since the Market grid plant average yield was higher this caused the base carcass price to be slightly lower and, as a result, the yield benefit was actually less on the Market grid. Yield grade discounts were lower for Market grid cattle due to both their leaner yield grades and also the premium differences on the grid. Notice that the top 25% had fewer Yield Grade 4's and 5's while those in the top 25% on the Base grid actually had more overfat carcasses. Steer/Heifer premiums were larger on the Market grid because that is one of the basic differences between the two grids.

U.S. Premium Beef, LLC
P.O. Box 20103
Kansas City, MO 64195

ADDRESS SERVICE REQUESTED